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                                                                    EXHIBIT 4.46

                       [Translated from Chinese Original]

               LEASE CONTRACT FOR HOUSING UNIT OF CORPORATE SQUARE

                         Numbers: [2007] Guo Zu No. H07

PARTY A (the Lessor): China Galaxy Securities Company Limited
     Legal Representative: Xu Guoping
     Title:       chairman
     Address:     Tower C, Corporate Square, 35 Financial Street, Xicheng
                  District, Beijing
     Postal code: 100032
     Phone:       (8610) 66568629
     Fax:         (8610) 66568253

PARTY B (the Lessee): Fortune Software (Beijing) Co., Ltd.
     Legal Representative: Zhao Zhiwei
     Title:   CEO
     Address: Room 610, Ping'an Plaza, 23 Financial Street, Xicheng District, Beijing
     Postal code:
     Phone:
     Fax:

Pursuant to the Contracts Law and related laws and regulations of the People's Republic of China, and for the purpose of defining their rights and obligations, the Parties hereby agree on the contract as follows (the "Contract") after friendly negotiations:

            ARTICLE 1. QUALIFICATION, REPRESENTATIONS AND WARRANTIES

1.1 Party A is a company duly established and existing under the laws of the People's Republic of China and the legal owner of Tower C of Corporate Square located at 35 Financial Street in Xicheng District in Beijing.

1.2 Party B is a company duly established and existing under the law of the People's Republic of China and has the full qualification and power to sign and perform the Contract hereto.

1.3 Party A and Party B both represent that they have completely understood and agreed on each provision of the Contract and are clearly aware of the benefits, risks and liabilities under the Contract.

1.4 Party A and Party B both undertake to perform the Contract in a positive, careful and complete manner, following principles of fairness, justice and good faith and in compliance with requirements of relevant policies, laws and regulations.

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              ARTICLE 2. SCOPE, AREA, TERM AND PURPOSE OF THE LEASE

2.1 Per Party B's request, Party A agrees to lease to Party B the housing units of 942 to 945 of the ninth floor of Tower C of Corporate Square as indicated in Appendix 1 (the "Leased Units"), with a total area of 494.21 square meters (referring to the construction area measured by the Bureau of Land Resources and Housing Management of Beijing Municipality) for a lease term of 55 months (the "Lease Term"), commencing on August 9, 2007 (the "Commencement Date") and ending on February 8, 2012.

         ARTICLE 3. DELIVERY OF LEASED UNITS AND CONDITIONS FOR DELIVERY

3.1 Party A shall deliver to Party B the Leased Units on the Commencement Date. Party A shall guarantee that the equipment for electricity, lighting, air conditioning, elevators and washing have been installed in the public areas of the Leased Units and are operating in good condition.

3.2 Party A provides Party B with equipment and facilities in the Leased Units including but not limited to air conditioning, temperature controllers, alarms and fire sprinkler system, which shall be examined and confirmed by Party B's signature if no objection.

                       ARTICLE 4. DECORATION AND PLACEMENT

4.1 In the case of decoration, placement and other changes to the Leased Units made by Party B, Party B shall give a prior notice to Party A and timely provide Party A or the Property Management Department of Corporate Square with various patterns, design plans, list of decoration materials and other documents with respect to decorating and placing internal equipment and auxiliary objects to facilitate the procedure for related approvals.

4.2 Party B shall conduct the decoration after receipt of examination and approvals. Party B shall strictly perform in compliance with the approved decoration plan and relevant regulations set forth in Appendix 1 by the Property Management Department of Corporate Square. Party B shall pay the price of decoration and other related expenses.

4.3 Party B shall undertake that decorations shall not have a negative impact either on the structure and framework of Corporate Square or on the interests of other lessees and users. Otherwise, Party B and not Party A shall exclusively bear all liabilities and losses arisen thereby.

4.4 Party B shall undertake to be responsible for the equipment and facilities altered and improved in the decoration and to never violate related laws, regulations, rules or connected rules of Corporate Square listed in Appendix 1.

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      ARTICLE 5. FREE LEASE PERIOD, PREEMPTED RIGHT OF RENEWAL AND SUBLEASE

5.1 Party B has a right to a free lease period for 0 days from the Commencement Date. The term of free lease period is included in the whole Lease Term. Within the term of the free lease period, Party B shall have free rent, but it shall pay for fees other than the rent specified in accordance with the Contract.

5.2 Upon the expiration of the Contract, Party B has a right to demand renewal of the lease, provided the conditions of Party B are the same as other parties have. Both parties shall negotiate and sign a new contract with respect to the rent and other fees during the renewal of the lease. Party B shall be deemed to waive the right of renewal in the event that Party B cannot notify Party A of the renewal request at least 3 months prior to the expiration of the Contract or both parties cannot reach a new contract at least 1 month prior to the expiration of the Contract.

          ARTICLE 6. RENT, PROPERTY MANAGEMENT FEE, DEPOSIT AND PAYMENT

6.1 The rent and property management fee are calculated in accordance with construction area measured by the Bureau of Land Resources and Housing Management of Beijing Municipality.

6.2 The rent and property management fee shall be calculated in RMB and shall be collected monthly. The rent for each square meter per day is RMB4.62 yuan and the property management fee for each square meter per day is RMB0.98 yuan.

6.3 The property management fee shall be calculated on the basis of the property management fee charged by the Property Management Department in compliance with the rules of Corporate Square. Party A can adjust reasonably the property management fee pursuant to the conditions and procedures of Corporate Square.

6.4 Within 3 working days after the execution of the Contract, Party B shall pay to Party A rent and property management fees for a 3 month period, in the total amount of RMB 22541.31 yuan as the deposit, functioning as the security of Party B to make in time all payment of rent and property management fees to Party A.

6.5 Within 3 working days after the execution of the Contract, Party B shall pay to Party A the property management fee of the first month in the amount of RMB 84180.44 yuan. Party B shall pay for the rent and property management fee of every month after term of the free lease period. Subsequent payment for the rent and property management fee of each month shall be made by Party B within the first 3 working days of such month. If the Commencement Date is not the initial date of a month, payment for the rent and property management fee of the month shall be calculated upon the actual days for lease.

6.6 Party B shall remit the money for payment through bank transfer to the account designated by Party A as follows:

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Account:        China Galaxy Securities Company Limited
Bank:           China Construction Bank, Beijing Fuxing Branch
Account Number: 11001046500053002517

6.7 If Party B makes the payment by RMB within the territory of People's Republic of China, the exchange rate between US dollars and RMB shall adopt the middle rate announced by Bank of People's China on the first day of the month it makes the payment.

                  ARTICLE 7. RIGHTS AND OBLIGATIONS OF PARTY A

7.1 Party A is entitled to the ownership and beneficial right of the Leased Units and any other property rights provided pursuant to the laws and regulations.

7.2 During the Lease Term, Party A has a right to transfer the ownership of the Leased Units in whole to third parties. Party A shall transfer its rights and obligations under the Contract to such third parties. The rights and obligations of Party B under the Contract shall not be affected by the ownership transfer. In the event Party A transfers separate parts of the Leased Units, Party B shall has the right of first refusal based on the same conditions.

7.3 During the Lease Term, Party A has a right to set up a mortgage, offer to compensate and exchange on the Leased Units, in whole or part, regardless of consent from Party B. The rights and obligations of Party B under the Contract shall not be affected by the Party A's activities as aforesaid.

7.4 During the Lease Term, Party A shall pay the taxes imposed upon it by relevant laws and regulations.

7.5 Party A has a right to dispatch its personnel to inspect the equipment and hardware of Corporate Square in the Leased Units, giving a prior notice to Party B except in emergency circumstances. Party A shall use its best endeavors to avoid any interruption to the ordinary working environment of Party B.

                  ARTICLE 8. RIGHTS AND OBLIGATIONS OF PARTY B

8.1 Party B is entitled to use the Leased Units in accordance with the Contract. Party B may set a notable mark on the exit of elevators of the floor of leasing pursuant to the relevant management regulations of the Corporate Squares. The detailed conditions shall be discussed by both Parties.

8.2 Party B shall carry out the business activities in the Leased Units in compliance with laws, regulations and rules of the People's Republic of China and is prohibited to harm Party A's reputation through its activities.

8.3 Party B shall duly make the payments with respect to the rent, property management fee, electricity usage fee and any other charges it shall be responsible for.

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8.4 Starting from the Commencement Date, Party B shall purchase insurance for the properties in the Leased Units, including property insurance and third party liability insurance. Otherwise, Party B and not Party A shall be solely responsible for all liabilities and losses.

8.5 Party B shall not alter the purpose of use of the Leased Units without consent in writing from Party A.

8.6 Party B shall not re-lend, sublease, and exchange the Leased Units, in whole or part, to third parties or allow third parties to use the Leased Units by other means, without consent in writing from Party A.

8.7 Party B shall not alter the locking and security system on the gate of the Leased Units without consent in writing from Party A or approval from related departments.

8.8 Party B shall not alter or move the equipment for usage of water and electricity and shall not enlarge the capacities of central air conditioning, without consent in writing from Party A.

8.9 Party B shall take necessary actions to prevent the Leased Units from fires accident or man-made damage. Party B shall immediately notify to Party A with respect to any damage of the Leased Units. Party B shall restore the damaged parts of the Leased Units to their former condition within one month upon receipt of Party A's notice, provided that the damages resulted from negligence by Party B and its employees. If Party B fails to do so timely, Party A has the right to repair the damaged parts. All the expenses thus incurred shall be borne by Party B.

8.10 Party B is entitled to require Party A repairing the Leased Units, and the public facilities and equipment, and repair such based on the original standards by itself if Party A fails to perform the obligation of repairing timely and affects the normal use of such. All the expenses thus incurred shall be borne by Party A. The equipment newly added or improved by Party B shall be repaired by Party B.

                        ARTICLE 9. LIABILITIES FOR BREACH

9.1 The party in breach shall be responsible for the liabilities resulting from the breach. If both parties are deemed to be in breach of the Contract, liabilities shall be allocated between the two parties in accordance with corresponding facts and actual results of the breach.

9.2 The party in breach shall pay liquidated damages to the other party duly performing the Contract. The other party is entitled to claim all of its losses incurred but with a limit to all actual losses.

9.3 If Party A delays in delivering to Party B the Leased Units, it shall pay a late payment charge in the amount of 0.5% of the monthly rent for each day of delay.

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9.4 If Party B delays in making payment of fees, it shall pay a late payment charge in the amount of 0.5% of unpaid fees for each day of delay.

9.5 If Party B delays in moving out of the Leased Units, it shall pay a late payment charge in amount of 1% of the monthly rent for each day of delay.

9.6 If Party B in breach cannot duly pay the liquidated damages, late payment charge or indemnity due upon receipt of a notice from Party A asking for payment, Party B agrees that all the properties in the Leased Units can be taken by Party A as a lien and Party A has a right to dispose the properties in accordance with the laws.

             ARTICLE 10. EXPIRATION AND TERMINATION OF THE CONTRACT

10.1 The Contract shall be terminated automatically upon expiration of the Lease Term. Party A shall return the deposit of the rent and property management fee (less the amount ought to be paid by Party B and not including addition of interests or indemnity) to Party B within 10 days after Party B's completion of its performance.

10.2 Party B shall complete the obligations below upon the expiration of the Lease Term or 7 days before the termination of the Contract:

(1) Party B shall deliver to Party A the equipment and facilities in the Leased Units in good operating condition, except normal wear and tear, damages existing before the Lease Term or caused by force majeure events.

(2) Party B shall uninstall the decoration and equipment subsequently improved and restore the Leased Units to their former condition when moving out, except if given a written consent from Party A to maintain the decoration and improvement.

(3) Party B shall pay off the rent, property management fee and electricity usage fee and other fees required.

10.3 Party A has a right to unilaterally terminate the contract and keep the rent, provided that Party B has acted as follows. Party B shall be bound to pay the liquidated damages equal to 3 months' rent and other damages to any economic losses of Party A if:

(1) Party B conducts illegal business activities.

(2) Party B alters the purpose of use of the Leased Units without consent from Party A.

(3) The Leased Units are used by third parties other than Party B without consent from Party A.

(4) The Leased Units, in whole or part, are subleased, re-lent and exchanged to third parties or used in common by Party B and third parties, without consent from Party A.

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(5) Party B delays for more than 30 days in making payment for the rent, property management fee and other fees set forth in Article 6 of the Contract.

(6) Party B is in a breach of Article 7 of the Contract and cannot efficiently redress within 30 days upon notice from Party A.

10.4 Party B has a right to terminate the Contract before the expiration of the Lease Term because of the business development, after giving notice to Party A 3 months in advance and obtaining mutual consent. This Contract may be terminated in advance through the mutual agreement of both Parties, the deposit of Party B will not be returned.

10.5 Party B has a right to terminate the contract and claim twice the amount of the deposit, provided that Party A cannot deliver the Leased Units within 30 days from execution of the Contract and the receipt of the deposit from Party B.

10.6 If Party A terminates the Contract for no reason, it shall pay to Party B twice the amount of the deposit and shall indemnify the direct losses suffered by Party B, such as decoration expenses.

10.7 Upon the expiration of the Lease Term or 15 days after the termination of the Contract, any properties in the Leased Units that have not been moved out are regarded as being given up by Party B and Party B agrees to authorize Party A to dispose of these properties and charge Party B for any related costs. Party B warrants it will not interfere or intervene such disposal.

                            ARTICLE 11. FORCE MAJEURE

11.1 If one party cannot perform the Contract due to earthquake, typhoon, war, turbulence and other unexpected and inevitable factors, the party encountering the force majeure event shall immediately notify the other party and provide detailed information about the force majeure event and a certificate of non-performance, partial non-performance or delayed-performance within 15 days. The certificate shall be issued by a local notary public from the place having the force majeure event. The party encountering the force majeure event shall not be held liable for indemnification.

11.2 If Party B cannot properly use the Leased Units due to the force majeure event, both parties shall negotiate to agree on subtraction of the rent and property management fee. If Party B cannot use the Leased Units at all due to the force majeure event, the payment for the rent and property management fee shall not be made until the Leased Units can be used in good condition. If the Leased Units cannot be used in good condition continuously for 30 days or accumulated for 90 days, Party B has a right to notify Party A of termination of the Contract, Party B shall reimburse the deposit and the rent paid in advance (less the actual usage fee and normal wear and tear) to Party B within 30 days upon receipt of a notice.

                ARTICLE 12. GOVERNING LAW AND DISPUTE SETTLEMENT

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12.1 The Contract shall be governed by and construed in accordance with the laws of the People's Republic of China.

12.2 Any dispute arising out of or relating to the Contract shall be resolved through friendly consultation between both parties. If the dispute is not resolved through consultation, any party has a right to submit to the China International Economic and Trade Arbitration ("CIETAC") for arbitration in accordance with the Arbitration Rules of CIETAC. The award of the arbitration tribunal shall be final and binding upon the two parties.

                            ARTICLE 13. MISCELLANEOUS

13.1 Party B agrees that the Leased Units shall be managed by Party A (or the Property Management Company designated by Party A).

13.2 The property management services shall include the cleaning of toilets, elevators, public corridors and maintenance of the equipment of Corporate Square, excluding the equipment improved by Party B inside the Leased Units.

13.3 Party A and Party B both agree that they will conclude a separate contract with respect to the lease of underground parking spaces.

                                ARTICLE 14. ANNEX

14.1 Any notice under the Contract shall be sent by means of fax, registered mail, courier or sent by specific individual to the legal addresses of the parties.

14.2 If any provision of the Contract shall be held invalid, illegal or unenforceable, the validity and legality of the remaining provisions shall not be affected and shall not form a basis for both parties to refuse the performance of the Contract.

14.3 Any matters not covered by the Contract may be negotiated and included in a supplementary contract entered into by both parties. Any supplementary contract and appendices shall be integrated into the Contract and have the same legal effect as that of the Contract.

14.4 The Contract is made in four copies. Each party shall hold two. All copies have the same legal effect.

14.5 The Contract comes into effect upon the signing by legal representatives or authorized representatives with chopped seals and comes to an end upon expiration of the Lease Term.

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APPENDIX

1. MAP OF LEASED UNITS

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PARTY A: China Galaxy Securities Company Limited


/s/ [COMPANY SEAL]
-------------------------------------


By: /s/ Zhu Li
-------------------------------------
Legal Representative or authorized
representative
Date:

PARTY B:

By: /s/ [COMPANY SEAL]
   ----------------------------------


/s/ Junling Cai
-------------------------------------
Legal Representative or authorized
representative
Date:

Place: 10/F, Tower C, Corporate Square